Exhibit 10.1

PERFORMANCE AWARD AGREEMENT

DATE

In consideration of your performance and service with Lantronix, Inc., a Delaware corporation (the “Company), this Agreement is entered into by and between the Company and [EMPLOYEE NAME] (the “Grantee” or “Employee”) pursuant to the terms of this Performance Award Agreement and Exhibit A attached hereto (collectively the “Agreement”).

This Agreement is the entire agreement between the Company and Grantee regarding the subject matter of this Agreement and supersedes and replaces any prior or existing discussions, negotiations, or agreements between the Grantee and the Company regarding any incentive bonus, project bonus, discretionary bonus, or future stock option incentive plans.

1.
Eligibility.  The Performance Award (as defined below) is designed to provide performance-based incentive compensation for all eligible employees.  The Compensation Committee of the Company’s Board of Directors (the “Committee”) has the sole authority to determine eligibility to receive Performance Awards.  Grantees are selected by the Committee to receive a Performance Award.  In order to be eligible to receive any  portion of the Performance Award, Grantee must satisfy all of the following:

(a)	Grantee must have been employed by the Company, or any subsidiary of the Company, as of December 31, 2008;

(b)	Grantee must have a satisfactory fiscal year-end performance rating; and

(c)	Grantee must be employed by the Company, or any subsidiary of the Company, as of June 30, 2009.

2.
Performance Award.  By this Agreement, you are hereby granted a target performance award equivalent to {$  } of Company Common Stock.  Total number of shares of Company Common Stock will be determined, and immediate vesting will occur as of the date that the Committee certifies FY’09 Company performance.

3.
Conditions to Receipt of Performance Award.  The performance metrics contained in Exhibit A must be attained for a Performance Award to be earned.  The Committee and Board of Directors shall have the exclusive and final discretionary authority to issue the award on either an annual or biannual basis.

(a)
Performance Awards granted under the Agreement will be made through the form of issuance of Company Common Stock (the “Performance Award”) through the grant of Stock Purchase Rights with a per share purchase price equal to the par value of a share of Company Common Stock and deemed paid through the provision of services, under the Company’s 2000 Stock Plan, which is incorporated herein by reference.  A copy of the prospectus for the Stock Plan is attached hereto.  The award will vest as shown on Exhibit A, based on Employee’s job grade level, Non-GAAP Net Income, Revenue according to the fiscal year 2009 Annual Operating Plan, and Management by Objectives (MBOs), as defined below.  If you are employed on June 30, 2009, you will vest in this Award based on Exhibit A.

4.
Tax Obligations.  As a condition of the granting of the Performance Award, the Grantee agrees that the Company may withhold a number of the shares subject to the Performance Award to meet tax withholding obligations, as may be necessary to discharge the Company’s obligations with respect to any tax, assessment, or other governmental charge imposed on property or income received by the Grantee pursuant to this Agreement and the Performance Award.

5.	No Assignment. This Agreement, and the benefits provided hereunder, may not be assigned by the Grantee by operation of law or otherwise.

6.
Governing Law.  This Agreement and the legal relations between the parties shall be governed and construed in accordance with the internal laws of the State of Delaware, without effect to the conflicts of laws principles thereof.

7.	Key Definitions

(a)
“Annual Operating Plan (AOP)” means the plan that serves to lay out planned activities and corresponding monetary resources for the fiscal year, measured on a quarterly basis, including, but not limited to, Revenue and Non-GAAP Net Income.

(b)	“Disability” means total and permanent disability as defined in Section 22(e)(3) of the Internal Revenue Code of 1986, as amended.

(c)	“Revenue” means the total amount of money received by the Company for goods sold or services provided during a certain time period.

(d)
“Non-GAAP Net Income” means operating profit adjusted for stock based compensation, amortization, depreciation, performance incentives, and other one-time events at the discretion of the Company’s Board of Directors.

8.
Notices.  Any notice required or permitted under this Agreement shall be deemed given when delivered personally, or when deposited in a United States Post Office, postage prepaid, addressed, as appropriate, to the Grantee at the last address specified in Grantee’s employment records, or such other address as the Grantee may designate in writing to the Company.

9.
Amendments.  This Agreement may be terminated, amended or modified at any time by an instrument in writing from the Company, in its sole discretion.  The Company reserves the right to administer, modify, or terminate the Agreement with or without notice.

10.
Authority.  Except as otherwise set forth in this Agreement, the Committee shall administer the Agreement and shall have the exclusive and final discretionary authority and power to determine employee eligibility to participate and receive payment under this Agreement, to determine the amount of payment under this Agreement, to construe terms and provisions of this Agreement, and to exercise all other powers specified in this Agreement or which may be implied from the provisions of this Agreement.  The Committee also reserves the right, it its sole discretion, to determine individual Grantee eligibility under this Agreement.

The Committee has the authority, in its discretion to amend and rescind any of this Agreement’s terms or provisions, terminate this Agreement, and to make all determinations necessary for the administration of this Agreement.

11.
Employment At-Will.  The employment of all employees of the Company, or any subsidiary of the Company, is terminable at any time by either party, with or without cause being shown or advance notice by either party.  The Plans and this Agreement shall not be construed to create a contract of employment for a specified period of time between the Company and any Grantee.

12.
Rights as a Stockholder.  The Grantee shall have no rights as a stockholder of the Company with respect to any share of Common Stock of the Company underlying or relating to any Performance Award until the issuance of a stock certificate to the Grantee in respect of such Performance Award.

13.	Headings. The headings in the Agreement are inserted for convenience only and shall not be deemed to constitute a part hereof nor to affect the meaning thereof.

14.
Severability.  The invalidity or unenforceability of any provision or provisions of this Agreement will not affect the validity or enforceability of any other provision hereof, which will remain in full force and effect.

IN WITNESS WHEREOF, this Agreement is effective as of the date first above written.

Lantronix, Inc.

By:_______________________________

EXHIBIT A